Exhibit 21.1

SUBSIDIARIES OF FLYWIRE CORPORATION

Name of Subsidiary	Jurisdiction of Organization
Flywire LATAM Corporation	United States of America
Flywire AEA Corporation	United States of America
Flywire Healthcare Corporation	United States of America
OnPlan Holdings LLC	United States of America
Flywire Securities Corporation	United States of America
Flywire Global Corp.	United States of America
Flywire Payments Corporation	United States of America
Simplificare Inc.	United States of America
Flywire Pacific Pty Ltd	Australia
Flywire Serviços Ltda.	Brazil
Flywire Canada, Inc.	Canada
Flywire Solutions India LLP	India
Simplificare Ltd.	Israel
Flywire G.K.	Japan
Flywire Europe, UAB	Lithuania
peerTransfer Commercial Consulting (Shanghai) Co., Ltd.	People’s Republic of China
Flywire Romania S.R.L	Romania
Flywire (Singapore) Pte. Ltd	Singapore
Flywire S.L.U.	Spain
Flywire Payments Ltd.	United Kingdom
WPM Group Limited	United Kingdom
WPM Education Limited	United Kingdom
WPM Payment Security Limited	United Kingdom
WPM Group Services Limited	United Kingdom
WPM Payments Limited	United Kingdom